EXHIBIT 99.1

Winland Reports Q2 2011 Earnings and Revenue

Mankato, Minn. / August 11, 2011 - Winland Electronics, Inc. (NYSE Amex: WEX) today reported sales of Proprietary Environmental Monitoring products of $984,000 for the second quarter ended June 30, 2011, up $233,000, or 31.0 percent, from the $751,000 that the company reported in the comparable period in 2010.  Net loss from the quarter totaled $140,000, or $0.04 per share, an improvement over a loss of $822,000 in the second quarter of 2010. The loss for the current quarter was attributable primarily to lower gross margins.

The company reported an operating loss of $250,000 for the three months ended June 30, 2011 compared to an operating loss of $475,000 for the comparable period in 2010. Gross margins decreased from 38.2 percent to 33.7 percent for the three months ended June 30, 2011 compared to the same period in 2010. As has been the case in previous quarters, the declines in gross margin were expected based on the agreed upon price structure that is part of Winland’s manufacturing agreement with Nortech Systems, Incorporated.

“The positive sales trends we have been experiencing continued into our second quarter,” said Brian Lawrence, Winland’s Chief Financial Officer and Senior Vice President.  “Sales were up seven percent on a sequential quarterly basis, the result of a large project sale to a new customer, and continued strong sales from our existing customers. We continue to gain traction in our markets as both new and existing customers recognize the value of our critical condition monitoring solutions.”

During the second quarter Winland recognized additional sales of EMS related inventories to Nortech. These sales provided additional cash flow and a net gain on the sale of the EMS business.

The company continued to benefit from the lower cost structure realized by its restructuring in late 2010 and early 2011.  General and Administrative expenses totaled $295,000 for the second quarter, down $215,000 year-over-year.  Sales and marketing expenses were $240,000 for the three months ended June 30, 2011, down slightly from the second quarter of 2010. The decrease was due to reduced product support costs of $10,000, reduced advertising expenses of $7,000 offset by increased salaries and benefits expenses of $16,000.

Winland Introduces EnviroAlert EA800-ip

In mid-July, the company announced the introduction of its EnviroAlert EA800-ip.  The EA800-ip adds Ethernet connectivity to Winland’s EA800 product, allowing remote monitoring and modification of sensor settings.

“We believe the EA800-ip will add value to our current customer base and provide opportunities in vertical markets outside the security channel,” Mr. Lawrence said.  Winland plans to debut the product in mid-September at the ASIS International Show in Orlando, Florida.

Six-Month Results

Net sales for the six months ended June 30, 2011 were $1.9 million, up $323,000 from the comparable period in

2010. The increase was related to increased sales of $216,000 to our largest distributor, a large project sale of $72,000 to a new customer and increased sales to numerous smaller distributors.

The company reported a net loss of $346,000, or $0.09 per basic and diluted share for the six months ended June 30, 2011, versus a net loss of $1.4 million, or $0.37 per basic and diluted share for the same period in 2010.

For the six months ended June 30, 2011, the company reported an operating loss of $411,000 compared to an operating loss of $852,000 for the same period in 2010. Gross margins decreased to 31.7 percent from 39.7 percent for the six months ended June 30, 2011 compared to the same period in 2010.

General and Administrative expenses were $502,000 in the first half of 2011, down from $970,000 from the same period in 2010. The decline in expense was primarily related to decreased salaries expenses of $247,000, decreased audit fees of $70,000, decreased financial advisor consulting fees of $66,000 and decreased professional fees of $61,000 offset by $47,000 of increased bank fees related to non-recurring financing fees.

For the six months ended June 30, 2011, sales and marketing expenses were $466,000 down $44,000 compared to the same period in 2010. The decrease was due to reduced product support costs of $23,000 and reduced advertising expenses of $16,000.

“While we are encouraged by the increased sales in our proprietary product line, we remain focused on the need to return to profitability,” Mr. Lawrence said.  “That said, we believe that the investments we’ve been making in sales and the research and development of our expanding product line are helping us gain the needed traction in the marketplace which we anticipate will result in future profitability.”

About Winland Electronics

Winland Electronics, Inc. (www.winland.com), is an industry leader of critical condition monitoring devices. Products including EnviroAlert, WaterBug, TempAlert, Vehicle Alert and more are designed in-house to monitor critical conditions for industries including health/medical, grocery/food service, commercial/industrial, as well as agriculture and residential. Proudly made in the USA, Winland products are compatible with any hard wire or wireless alarm system and are available through distribution worldwide.  Headquartered in Mankato, MN, Winland trades on the NYSE Amex Exchange under the symbol WEX.

CONTACT:	Brian Lawrence	Tony Carideo
	CFO & Senior Vice President	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2881

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward looking statements; (i) that the company continues to gain traction in markets as both new and existing customers recognize the value of its critical condition monitoring solutions (ii) that the company’s EA800-ip will add value to its current customer base, (iii) that the company’s EA800-ip will provide opportunities in vertical markets outside the security channel and (iv) that the investments in sales and the research and development of our expanding product line will help gain the needed traction in the marketplace and result in future profitability.  These statements involve a variety of risks and uncertainties, known and unknown, including among other risks that (i) the company’s customers recognize the value of its critical condition monitoring solutions, (ii) the company’s customers will find value in the EA800-ip, (iii) the EA800-ip will provide opportunities in vertical markets outside the security channel and (iv) that investments in sales and research and development of its expanding product line will gain the needed traction and result in future profitability.  Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

WINLAND ELECTRONICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$984	$751	$1,904	$1,581
Cost of sales	652	464	1,300	953
Gross profit	332	287	604	628

Operating expenses:
General and administrative	295	510	502	970
Sales and marketing	240	252	466	510
Research and development	47	—	47	—
	582	762	1,015	1,480

Operating loss	(250)	(475)	(411)	(852)

Other income (expenses):
Interest expense	(15)	(19)	(39)	(31)
Other, net	13	(9)	15	(10)
	(2)	(28)	(24)	(41)

Loss from continuing operations before income taxes	(252)	(503)	(435)	(893)

Income tax expense	—	—	(9)	(2)
Loss from continuing operations	(252)	(503)	(444)	(895)
Gain (loss) from discontinued operations, net of tax	112	(319)	98	(467)

Net loss	$(140)	$(822)	$(346)	$(1,362)

Loss per common share data:
Basic and diluted	$(0.04)	$(0.22)	$(0.09)	$(0.37)
Loss from continuing operations per common share data:
Basic and diluted	$(0.07)	$(0.14)	$(0.12)	$(0.24)
Gain (loss) from discontinued operations per common share data:
Basic and diluted	$0.03	$(0.08)	$0.03	$(0.13)
Weighted-average number of common shares outstanding:
Basic and diluted	3,701,630	3,689,930	3,700,449	3,686,683

WINLAND ELECTRONICS, INC.

CONDENSED BALANCE SHEETS

(In Thousands, Except Share Data)

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,524	$318
Accounts receivable, less allowance for doubtful accounts of $7 as of June 30, 2011 and $10 as of December 31, 2010	501	547
Receivable due from EMS asset sale	619	—
Refundable income taxes	—	277
Inventories	288	112
Prepaid expenses and other assets	83	87
Current assets of discontinued operations	357	4,649
Total current assets	3,372	5,990

Property and Equipment, at cost
Property and equipment	3,760	3,750
Less accumulated depreciation and amortization	1,513	1,447
Net property and equipment	2,247	2,303
Property and equipment of discontinued operations, net	—	1,151
Total assets	$5,619	$9,444

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Revolving line-of-credit	$—	$1,249
Current maturities of long-term debt	393	448
Accounts payable	476	381
Other short-term tax liabilities	—	68
Accrued liabilities:
Compensation	227	410
Other	27	35
Current liabilities of discontinued operations	118	2,084
Total current liabilities	1,241	4,675

Long-Term Liabilities
Deferred revenue	110	114
Long-term liabilities of discontinued operations	—	29
Total long-term liabilities	110	143
Total liabilities	1,351	4,818

Stockholders’ Equity
Common stock, par value $0.01 per share; authorized 20,000,000 shares; issued and outstanding 3,701,630 as of June 30, 2011 and 3,699,230 shares as of December 31, 2010	37	37
Additional paid-in capital	5,013	5,025
Accumulated deficit earnings	(782)	(436)
Total stockholders’ equity	4,268	4,626
Total liabilities and stockholders’ equity	$5,619	$9,444

WINLAND ELECTRONICS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2011	2010
Cash Flows From Operating Activities
Net loss	$(346)	$(1,362)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	66	397
Non-cash stock based compensation	(14)	16
Increase (decrease) in allowance for doubtful accounts	(3)	15
Decrease in allowance for obsolete inventory held for discontinued operations	(112)	—
Loss on disposal of equipment	—	47
Loss on sale of EMS business unit	14	—
Changes in assets and liabilities:
Accounts receivables	(101)	(789)
Refundable income taxes	277	647
Inventories	(176)	(156)
Prepaid expenses	4	(52)
Accounts payable and checks written in excess of bank balances	(5)	560
Accrued expenses, including deferred revenue and other short and long term tax liabilities	(185)	27
Net cash used in operating activities	(581)	(650)

Cash Flows From Investing Activities
Purchases of property and equipment	(10)	(13)
Proceeds from sale of property and equipment	—	7
Sale of inventory from discontinued operations	2,486	—
Cash from sale of EMS business unit, net of transaction costs	613	—
Net cash provided by (used in) investing activities	3,089	(6)

Cash flows From Financing Activities
Net borrowings (payments) on revolving credit agreement	(1,249)	881
Net principal payments on long-term borrowings, including capital lease obligations	(55)	(187)
Cash received from exercise of stock options	2	7
Net cash provided by (used in) financing activities	(1,302)	701

Net increase in cash and cash equivalents	1,206	45

Cash and cash equivalents
Beginning	318	55
Ending	$1,524	$100

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$49	$35
Cash receipts (payments) for income taxes	$209	$645
Non-cash reclassification of other tax liability from long-term to short-term	$—	$258
Non-cash investing activities
Receivable recorded for sale of EMS Busniess unit	$500	$—
Accrued transaction costs for sale of EMS business unit	$100	$—